Community Bankers Trust Corporation Defers Dividend
on TARP Preferred Stock

August 13, 2010 (Glen Allen, Virginia) – Community Bankers Trust Corporation, the holding company for Essex Bank (the “Company”) (NYSE Amex: BTC), announced today that it has notified the United States Department of the Treasury that it will defer the August 2010 payment of its regular quarterly cash dividend with respect to its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, which the Company issued to the Treasury in connection with the Company’s participation in the Treasury’s TARP Capital Purchase Program in December 2008.

Under the terms of the Preferred Stock, the Company is required to pay on a quarterly basis a dividend rate of 5% per year for the first five years, after which the dividend rate automatically increases to 9% per year. The Company may defer dividend payments, but the dividend is a cumulative dividend that accrues for payment in the future, and the failure to pay dividends for six dividend periods would trigger board appointment rights for the holder of the Preferred Stock.  The amount of the August 2010 dividend that will accrue and be unpaid is $221,000.

The Company previously suspended the payment of its quarterly dividend to holders of common stock, following the payment of a cash dividend in February 2010. While the Company remains well-capitalized, the Company has incurred net losses through June 2010 and resulting decreases in its capital ratios.

George M. Longest, Jr., the Company’s President and Chief Executive Officer, stated, “We are in the process of taking the necessary steps to return to profitability.  These steps include the assessment of the contributions of all branches to our franchise value and expense reductions so that we can restructure and strengthen the balance sheet. We also believe that retaining capital is an utmost priority until such time as we experience a return to consistent quarterly profitability. “

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About Community Bankers Trust Corporation

The Company is the holding company for Essex Bank, a Virginia state bank with 25 full-service offices, 14 of which are in Virginia, seven of which are in Maryland and four of which are in Georgia.  The Company also operates two loan production offices.  Additional information is available on the Company’s website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, growth strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s market areas; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company, under the shared-loss agreements; consumer profiles and spending and savings habits; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas
Executive Vice President and Chief Financial Officer
Community Bankers Trust Corporation
804-443-4343